bBooth Inc. Appoints Distinguished Industry Leaders Dan Fleyshman and Branden Hampton to its Board of Advisors

Hollywood, CA April 11, 2016 – bBooth, Inc. (OTCQB: BBTH), a Hollywood-based entertainment technology company, is pleased to announce the Company’s appointment of notable, industry leading entrepreneurs, Dan Fleyshman, and Branden Hampton, to bBooth’s Board of Advisors.

Mr. Fleyshman, the youngest proprietor of a publicly-traded company, brings to the table an astute awareness of today’s contemporary marketplace. By the age of 23, following the sales of over $15 million worth of clothing in 6 department store chains and surpassing expectations with his $9.5 million licensing deal with STARTER apparel, Mr. Fleyshman launched the “Who’s Your Daddy” energy drink into 55,000 retail stores and military bases. 10 years after starting his licensing company in high school, he proceeded to launch Victory Poker in 2010, building the third largest team of professional players out of the 550 poker sites on the market. His addition to the advisory board is expected to be an invaluable contribution, empowering the Company to quickly scale in accordance with core strategies, further enhancing shareholder value.

Mr. Fleyshman is a very active Angel Investor and advisor to over 20 companies that range from mobile app and tech companies, to successful monthly box subscription sites like “DollarBeardClub” and consumer products like Uwheels, both of which exceeded $5,000,000 in sales in less than 8 months.

Mr. Hampton, one of the largest independent social media publishers in the world, brings a wealth of experience from his successful career in Social Media Marketing. He co-founded California-based First Slice Media a content site that has done over 300,000,000 page views since its launch in April of 2015. He also co-founded One Penny Ad Agency, a company that specializes in providing clients with various social media strategies for Twitter. The company counts over 32 million followers from the accounts that it owns and manages, and assists its clients with Social Media, Engagement, Influence, Impressions, Ad Serving, Content, Trending Topics, Analytics, Demographic targeting, and the Building of Followers.

Mr. Hampton personally supervises 24 Twitter accounts, representing in excess of 12 million followers in total. One example of his effective strategies is the project “@Notebook”, also known as “Notebook of Love”. In February 2011, over 30,000 followers were acquired in only three weeks, making it a striking illustration of the power of modern marketing. Today @Notebook is one of Twitter’s most active brands exceeding 5.6 million followers. Influential Media Group also provides assistance to celebrities, prominent athletes, music artists and bands, supporting with the development of strategies to effectively engage with followers.

“We are delighted to have the benefit of both Dan and Branden’s valuable knowledge and experience. Their industry understanding has a direct correlation with our corporate vision, and we believe that these additions will have a substantial impact on the short and long term success of our projects” stated Rory J. Cutaia, Chief Executive Officer, bBooth Inc. He concluded: “Their acquired wisdom in regards to succeeding in today’s social media driven marketplace coupled with their extensive network of industry contacts is expected to enable us to streamline, grow, and bolster our reach as we forge ahead toward sales and profitability.”

“bBooth has incredible potential. It’s exciting to be selected by a Company so focused on making an impact in the industry. I look forward to working with Rory and his team” stated Mr. Dan Fleyshman.

“I am very pleased to be part of this group. It has been said that success happens when timing and opportunity meet. I believe that the timing is right for bBooth’s technologies. The market is ripe and management is ready fill the niche. I have high expectations for the future of this Company” stated Mr Branden Hampton.

About bBooth: bBooth (OTCQB:BBTH) is a Hollywood-based entertainment technology company. Through its innovative technology, bBooth is the new platform for content creation, delivery, and distribution. Its technology licensing division, bBoothTECH, offers the Company’s NOTIFI product, a multi-platform, push-to-screen, interactive audio/video messaging tool for consumer brands, corporate enterprise, social media celebrities and performance artists seeking greater levels of viewer engagement. For more information on bBooth, visit www.bBooth.com.

Forward-looking & Safe Harbor Statement Certain statements in this release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and those statements are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company cautions that these forward-looking statements are further qualified by other factors. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

For More Information, Please Visit: www.bBooth.com

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